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Exhibit 10.32

VISTULA COMMUNICATIONS SERVICES, INC.

40 Portman Square, London
United Kingdom W1H 6LT

                      August 18, 2004

Mr. Anthony Warrender
4392 Carrington Road
Markham, Virginia 22643

Dear Mr. Warrender:

        Recently we have discussed with certain officers and directors of Vistula Communications Services, Inc. ("Vistula") the substantial increase in corporate litigation, which can subject officers and directors to expensive litigation risks and large claims for damages. We have also discussed the uncertainties involved in obtaining and maintaining directors' and officers' liability insurance on a reasonable basis as well as the potentially limited scope (and risk of non-renewal) of such insurance as can be obtained.

        You have informed us that you are concerned about the level of protection available to you as an officer or director of Vistula in the present legal climate, and we understand that your willingness to serve or to continue to serve as an officer or director of Vistula depends upon, among other things, assurance of adequate protection on a long-term basis. You have also informed us that you know of no pending or threatened claim against you relating to Vistula.

        In order to attract and retain your services as an officer or director of Vistula, Vistula has agreed to indemnify you to the fullest extent of its authority to do so, subject to the limitations set forth herein. This letter agreement ("Agreement") is intended to set forth our agreement with respect to your right to indemnification by the Company.

        Vistula and you (the "Indemnified Party") hereby agree as follows:

        1.    Indemnification.    Vistula shall indemnify and hold harmless the Indemnified Party if the Indemnified Party is or was a party to, or is threatened to be made a party to, or is otherwise involved with, any Proceeding (as such term is defined in Section 20(b) hereof):

            (i)  by reason of the fact that the Indemnified Party is or was a director, officer, employee or agent of Vistula or any subsidiary of Vistula,

           (ii)  by reason of any action or inaction on the part of the Indemnified Party while a director, officer, employee or agent of Vistula or any subsidiary of Vistula,

          (iii)  by reason of the fact that the Indemnified Party is or was serving at the request of Vistula as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or

          (iv)  by reason of the fact that the Indemnified Party is or was serving at the request of Vistula in any capacity with respect to any employee benefit plan,

against expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement (if such settlement is approved in writing in advance by Vistula, which approval shall not be unreasonably withheld or delayed) actually and reasonably incurred by the Indemnified Party in connection with such Proceeding unless Vistula shall establish, in accordance with the procedures and standards described in Section 4(d)(i) and Section 4(d)(ii) of this Agreement, that the Indemnified Party was not entitled to indemnification, as described in Section 2.

        2.    Limitation on Indemnification.    Notwithstanding any other provision of this Agreement, no indemnification shall be paid under this Agreement with respect to claims involving acts or omissions as to which the Indemnified Party is finally adjudicated (by court order or judgment from which no right of appeal exists) not to have acted in good faith in the reasonable belief that the Indemnified Party's action was in or not opposed to the best interests of Vistula or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; and no indemnification shall be paid under this Agreement with respect to any criminal matter in which the Indemnified Party is finally adjudicated (by court order or judgment from which no right of appeal exists) to have had reasonable cause to believe that the Indemnified Party's action was unlawful.

        3.    Notice of Resignation; No Employment Agreement.    In consideration of the protection afforded by this Agreement, the Indemnified Party agrees not to resign voluntarily from the position now held by him with Vistula without first giving to Vistula not less than three weeks' written notice of his intention to resign. Notwithstanding the foregoing, in the event that (a) Vistula shall have failed at any time to obtain effective director's and officer's liability insurance coverage (including any umbrella or other supplemental coverage) pursuant to Section 11, all of the terms of which (including without limitation the amount of coverage, deductible or retention amounts, scope of coverage, coverage of defense costs or settlement amounts, extended discovery period coverage option or coverage exclusions) are satisfactory to the Indemnified Party in his sole discretion, (b) any such director's and officer's liability insurance coverage, once obtained by Vistula and in effect, or the terms thereof, are altered or modified in any materially adverse respect with respect to the Indemnified Party, (c) the Indemnified Party determines in his sole discretion that continued service in such position could result in a risk of personal liability to the Indemnified Party, whether or not such liability would be covered by the indemnification herein or insurance maintained by Vistula, or (d) Vistula shall become bankrupt or insolvent, or shall have a receiver appointed for its business or assets, or shall not have the resources to pay and discharge its liabilities as they become due; the Indemnified Party's resignation from any position held by him with Vistula or any subsidiary of Vistula shall be effective immediately upon receipt by Vistula of a written resignation signed by the Indemnified Party referencing such event. Nothing contained in this Agreement is intended to create or shall create in the Indemnified Party any right to employment (in the case of a director) or continued employment (in the case of an employee).

        4.    Expenses; Indemnification Procedure.

          (a)    Advancement of Expenses.    Vistula shall advance all expenses reasonably incurred by the Indemnified Party in connection with the defense of any Proceeding (but not amounts actually paid in settlement of any such Proceeding, which amounts shall be paid under Section 4(d)). The advances to be made hereunder shall be paid by Vistula to the Indemnified Party within thirty (30) days following delivery of a written request therefor by the Indemnified Party to Vistula.

          (b)    Reimbursement to Vistula.    The Indemnified Party by this Agreement undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined by a court of competent jurisdiction from which no right of appeal exists that the Indemnified Party is not entitled to be indemnified by Vistula as authorized by this Agreement.

          (c)    Notice; Cooperation by the Indemnified Party.    The Indemnified Party shall give Vistula prompt notice of the commencement of any Proceeding, or the threat thereof against the Indemnified Party, for which indemnification will or could be sought under this Agreement. In addition, the Indemnified Party shall give Vistula such information and cooperation as it may reasonably require and as shall be within the Indemnified Party's power. If for any reason the Indemnified Party is not an employee of Vistula at the time of any activities performed by the Indemnified Party in connection with the defense of any Proceeding, Vistula shall compensate the Indemnified Party on the basis of $1,000 per day (or portion thereof) spent by the Indemnified Party on behalf of such activities at the request of Vistula, and reimburse the Indemnified Party for all related and reasonable out-of-pocket expenses, such compensation and expense reimbursement to be advanced in the manner set forth in Section 4(a). Vistula shall also compensate the Indemnified Party on the basis of (i) $1,000 per day (or portion thereof) spent by the Indemnified Party as a witness (including preparation sessions) in any Proceeding in which Vistula is a party

  (but in which the Indemnified Party is not a party) if the Indemnified Party is not an employee of Vistula at the time of any activities performed by the Indemnified Party as a witness in connection with such Proceeding; provided, however, that the Indemnified Party shall not be entitled to receive such payment if the Indemnified Party would be otherwise entitled to payment of a per diem payment from Vistula as a director of Vistula with respect to such activities, together with (ii) the reasonable fees and expenses of any independent counsel retained by the Indemnified Party in connection therewith.

          (d)    Procedure for Indemnification.

            (i)    Any amounts payable by Vistula pursuant to Section 1 shall be paid no later than sixty (60) days after the resolution (by judgment, settlement, dismissal or otherwise) of the claim to which indemnification is sought. If a claim is brought by the Indemnified Party under this Agreement, under any statute, or under any provision of Vistula's certificate of incorporation or by-laws, each as amended or restated from time to time, which provision provides for indemnification, and if such claim is not paid in full by Vistula within such time period, the Indemnified Party may, but need not, at any time thereafter bring an action against Vistula to recover the unpaid amount of the claim and, subject to Section 18 of this Agreement, the Indemnified Party shall also be entitled to be reimbursed for the expense (including reasonable attorneys' fees) of bringing such action. It shall be a defense to any such action that the Indemnified Party has not met the standards of conduct which make it permissible under applicable law for Vistula to indemnify the Indemnified Party for the amount claimed. Section 4(d)(ii) shall apply to any such determination and the burden of proving such defense shall be on Vistula. In addition, the Indemnified Party shall be entitled to receive interim payments of expenses pursuant to Section 4(a) unless and until such defense shall be finally adjudicated by court order or judgment from which no further right of appeal exists. Vistula shall not be liable to indemnify the Indemnified Party under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent, which consent shall not be unreasonably withheld or delayed.

            (ii)   It is the parties' intention (which intention reflects applicable law) that if Vistula contests the Indemnified Party's right to indemnification, the question of the Indemnified Party's right to indemnification shall be for the court to decide. The termination of any action or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not create a presumption that the Indemnified Party was not entitled to indemnification under this Agreement. In addition, neither the failure of Vistula (including its Board of Directors, any committee or subgroup of the Board of Directors or independent legal counsel) to have made a determination that indemnification of the Indemnified Party is proper under the circumstances, nor any actual determination by Vistula (including its Board of Directors, any committee or subgroup of the Board of Directors or independent legal counsel) that the Indemnified Party has not met such applicable standard of conduct, shall create a presumption that the Indemnified Party has or has not met the applicable standard of conduct.

        5.    Notice to Insurers.    If, at the time of the receipt of a notice of a claim pursuant to Section 4(c) of this Agreement, Vistula has in effect any insurance, including, without limitation, directors' and officers' liability insurance, which may provide for payment of or reimbursement for such claim, Vistula shall give prompt notice of the assertion of such claim to each issuer of such insurance in accordance with the procedures set forth in the respective policies. Vistula shall thereafter (if it is appropriate to do so pursuant to the terms of the applicable insurance policy) take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnified Party, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

        6.    Other Sources of Indemnification.    The Indemnified Party shall not be required to exercise any rights against any other parties (for example, under any insurance policy purchased by Vistula, the Indemnified Party or any other person or entity) before the Indemnified Party enforces this Agreement.

However, to the extent Vistula actually indemnifies the Indemnified Party or advances expenses, Vistula shall be subrogated to (and shall be entitled to enforce) any such rights which the Indemnified Party may have against third parties. The Indemnified Party shall assist Vistula in enforcing rights against third parties if Vistula pays the Indemnified Party's reasonable costs and expenses of doing so.

        7.    Selection of Counsel.    In the event Vistula shall be obligated under Section 4(a) of this Agreement to pay the expenses of any Proceeding involving the Indemnified Party, Vistula shall be entitled to participate in such Proceeding and, to the extent it shall wish, to assume the defense of such Proceeding, with counsel chosen by Vistula and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed, subject to the right of any insurer providing coverage to the Indemnified Party to select counsel and/or control the Indemnified Party's defense, provided that Vistula shall not settle any claims against the Indemnified Party on terms other than a monetary payment without the Indemnified Party's consent, which consent shall not be unreasonably withheld or delayed. Upon the delivery to the Indemnified Party of written notice of its election to assume such defense, approval of such counsel by the Indemnified Party and retention of such counsel by Vistula, Vistula will not be liable to the Indemnified Party under this Agreement for any fees of counsel or other expenses subsequently incurred by the Indemnified Party in connection with the defense of the same Proceeding, except for fees and expenses incurred by the Indemnified Party as a consequence of the Indemnified Party's obligation to cooperate with Vistula in the defense of such matters (as set forth in Section 4(c) of this Agreement). Notwithstanding the foregoing, the reasonable fees and expenses of the Indemnified Party's counsel shall be paid by Vistula only if (i) the employment of counsel by the Indemnified Party has been previously authorized by Vistula, (ii) the Indemnified Party shall have reasonably concluded that, under applicable standards of professional responsibility applicable to attorneys, there may be a material conflict of interest between Vistula and the Indemnified Party in the conduct of such defense or that such counsel and the Indemnified Party have fundamental and material disagreements as to the proper method of managing the litigation, (iii) Vistula shall not, in fact, have employed counsel to assume the defense of such Proceeding in accordance with the provisions of this Section 7. The Indemnified Party shall have the right to employ his own counsel in any such Proceeding at the Indemnified Party's expense.

        8.    Additional Indemnification Rights; Nonexclusivity.

          (a)    Scope.    In the event of any change, after the date of this Agreement, in any applicable law, statute or rule which expands the right of a Delaware corporation such as Vistula to indemnify a member of its board of directors or an officer, such changes shall, without any further action by Vistula, be included within the scope of the indemnification provided to the Indemnified Party by, and Vistula's obligations under, this Agreement. In the event of any change in any applicable law, statute or rule that limits or restricts the right of Vistula to indemnify a member of its Board of Directors or an officer, such changes shall have no effect on this Agreement or the parties' rights and obligations hereunder, except to the extent specifically required by such law, statute or rule to be applied to this Agreement.

          (b)    Nonexclusivity.    The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which the Indemnified Party may be entitled under Vistula's certificate of incorporation or by-laws, any agreement, any vote of disinterested directors, Delaware law, or otherwise, both as to action in the Indemnified Party's official capacity and as to action or inaction in another capacity while holding such office. The indemnification provided under this Agreement shall continue as to the Indemnified Party for any action taken or not taken while serving in an indemnified capacity even though he may have ceased to serve in such capacity at the time any covered Proceeding is commenced.

        9.    Partial Indemnification.    If the Indemnified Party is entitled under any provision of this Agreement to indemnification by Vistula for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by him in the investigation, defense, appeal or settlement of any Proceeding, but not, however, for the total amount thereof, Vistula shall nevertheless indemnify the

Indemnified Party for the portion of such expenses, judgments, fines or penalties to which the Indemnified Party is entitled.

        10.    Mutual Acknowledgment.    Both Vistula and the Indemnified Party acknowledge that in certain instances, applicable law or applicable public policy could be construed to prohibit Vistula from indemnifying its directors and officers under this Agreement or otherwise. Nothing in this Agreement is intended to require or shall be construed as requiring Vistula to do or fail to do any act in violation of any applicable law. Vistula's inability, as a result of a binding order of any court of competent jurisdiction, to perform its obligations under this Agreement shall not constitute a breach of this Agreement and Vistula's compliance with any such order shall constitute compliance with this Agreement to the extent applicable.

        11.    Directors' and Officers' Liability Insurance.    Vistula shall, from time to time, make the good faith determination whether or not it is practicable for Vistula to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of Vistula with coverage for losses from wrongful acts, or to ensure Vistula's performance of its indemnification obligations under this Agreement. Among other matters, Vistula may consider the costs of obtaining such insurance coverage, the protection afforded by such coverage and the restrictions or other terms required by such insurance. In all policies of directors' and officers' liability insurance, the Indemnified Party shall be named as an insured in such a manner as to provide the Indemnified Party the same rights and benefits as are accorded to the most favorably insured of Vistula's directors, if the Indemnified Party is a director, or of Vistula's officers, if the Indemnified Party is not a director of Vistula but is an officer, or of Vistula's key employees, if the Indemnified Party is not an officer or director but is a key employee. Notwithstanding the foregoing, Vistula shall have no obligation to obtain or maintain such insurance if Vistula determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionate to the amount of coverage provided, if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or if the Indemnified Party is covered by similar insurance maintained by a subsidiary or parent of Vistula. Vistula acknowledges that such insurance may cover claims by the Indemnified Party beyond the scope of the indemnification provided for herein or permitted under applicable law.

        Vistula shall forthwith notify the Indemnified Party in the event that any director's and officer's liability insurance maintained by Vistula is terminated or cancelled or the terms thereof (including, without limitation the amount of coverage, deductible or retention amounts, scope of coverage, coverage of defense costs or settlement amounts or coverage exclusions) are altered or modified in any materially adverse respect with respect to the Indemnified Party, and shall at all times supply Indemnified Party with a complete copy of the director's and officer's liability insurance policy then in effect together into all endorsements thereto. Upon such termination, cancellation, alteration or modification, Vistula shall upon the Indemnified Party's request, at Vistula's own expense, purchase any available "tail" extension or additional discovery period coverage under the director's and officer's liability insurance policy maintained by Vistula then in effect; provided, that the cost of such tail extension or additional discovery period coverage (when calculated on an annualized basis) does not exceed the amount equal to 125% of the then applicable annual premium cost for the director's and officer's liability insurance policy then in effect.

        12.    Severability.    Nothing in this Agreement is intended to require or shall be construed as requiring Vistula to do or fail to do any act in violation of applicable law. The provisions of this Agreement shall be severable as provided in this Section 12. If this Agreement or any portion of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then Vistula shall nevertheless indemnify the Indemnified Party to the greatest extent permitted by any applicable law or any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

        13.    Exceptions.    Any other provision herein to the contrary notwithstanding, Vistula shall not be obligated pursuant to the terms of this Agreement:

          (a)    Excluded Acts.    To indemnify the Indemnified Party for any acts or omissions or transactions from which a director, officer, employee or agent may not be relieved of liability under applicable Delaware law; or

          (b)    Claims Initiated by the Indemnified Party.    To indemnify or advance expenses to the Indemnified Party with respect to proceedings or claims initiated or brought voluntarily by the Indemnified Party and not by way of defense, except (i) with respect to proceedings brought to establish or enforce a right to advancement of expenses or indemnification under this Agreement or any other statute or law and (ii) declaratory judgment or similar proceedings brought to obtain a judicial interpretation of an applicable statute or regulation, provided that such indemnification or advancement of expenses may be provided by Vistula in specific cases if the Board of Directors has approved the initiation or bringing of such suit; or

          (c)    Lack of Good Faith.    To indemnify the Indemnified Party for any expenses incurred by the Indemnified Party with respect to any proceeding instituted by the Indemnified Party to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnified Party in such proceeding was not made in good faith or was frivolous; or

          (d)    Insured or Other Reimbursed Claims.    To indemnify the Indemnified Party for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been reimbursed directly to the Indemnified Party, by an insurance carrier under a policy of directors' and officers' liability insurance maintained by Vistula, or otherwise by Vistula.

          (e)    Claims under Exchange Act Section 16(b).    To indemnify the Indemnified Party for expenses and the payment of profits arising from the purchase and sale by the Indemnified Party of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any similar successor statute.

        14.    Sale of Assets.    In case of (i) the sale or other disposition (excluding mortgage or pledge) of all or substantially all of the assets of Vistula to another corporation or entity, or (ii) the merger or other business combination of Vistula with or into another corporation or entity pursuant to which Vistula will not survive or will survive only as a subsidiary of another corporation or entity, in either case with the stockholders of Vistula prior to the merger or other business combination holding less than 50% of the voting shares of the merged or combined companies or entities after such merger or other business combination, or in the event of any other similar reorganization involving Vistula, Vistula shall to the extent possible cause the acquiring corporation or entity to assume the obligations of Vistula under this Agreement with respect to the Indemnified Party.

        14.    Duration of Agreement.

          (a)    This Agreement shall be effective as of the date set forth on the first page and shall apply to acts or omissions of the Indemnified Party which occurred prior to such date if the Indemnified Party was an officer, director, employee or other agent of Vistula or any subsidiary, or was serving at the request of Vistula or any subsidiary as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred.

          (b)    This Agreement shall continue until and terminate upon the later of: (a) ten years after the Indemnified Party has ceased to serve in any of the capacities set forth in Section 1 above; and (b) the final termination of all pending or threatened actions, suits, proceedings or investigations to which the Indemnified Party may be subject by reason of his service in any such capacity. The indemnification provided under this Agreement shall continue as to the Indemnified Party even though he may have ceased to be a director, officer, employee or agent of Vistula.

        16.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

        17.    Successors and Assigns.    This Agreement shall be binding upon Vistula and its successors and assigns, and shall inure to the benefit of the Indemnified Party and the Indemnified Party's spouse, estate, heirs and legal representatives.

        18.    Attorneys' Fees.    In the event that any action is instituted by the Indemnified Party under this Agreement to enforce or interpret any of the terms of this Agreement, the Indemnified Party shall be entitled to be paid all court costs and expenses, including reasonable attorneys' fees, incurred by the Indemnified Party with respect to such action, unless as a part of such action, a court of competent jurisdiction determines that each of the material assertions made by the Indemnified Party as a basis for such action was not made in good faith or was frivolous. In the event of an action instituted by or in the name of Vistula under this Agreement or to enforce or interpret any of the terms of this Agreement, the Indemnified Party shall be entitled to be paid all court costs and expenses, including attorneys' fees incurred by the Indemnified Party in defense of such action (including with respect to the Indemnified Party's counterclaims and cross-claims made in such action), unless as a part of such action the court determines that each of the Indemnified Party's material defenses to such was made in bad faith or was frivolous.

        19.    Notices.    All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by domestic certified or registered mail with postage prepaid and return receipt requested, to the Indemnified Party at the address on the first page of this Agreement and a copy to Robert F. Jacobs, Esq., Wormser, Kiely, Galef & Jacobs LLP, 825 Third Avenue, New York, NY 10022, Tel: (212) 687-4900 and Fax: (212) 687-5703 and to Vistula at the address below (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

      Vistula Communications Services, Inc.
      40 Portman Square, London
      United Kingdom W1H 6LT
      Phone: +44 207 495 6702
      Fax: +44 207 409 1810
      Attention: Chairman and Chief Executive Officer

      With copies to:

      Paul Bork, Esq.
      Foley Hoag LLP
      155 Seaport Boulevard
      Boston, Massachusetts 02210
      Phone: 617-832-1000
      Fax:    617-832-7000

        20.    Construction Of Certain Words and Phrases.

          (a)    The term "expense" shall include all attorneys' fees, retainers, court costs, transcript costs, fees of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend or investigating a Proceeding.

          (b)    "Proceeding" shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, except one initiated by the Indemnified Party.

        21.    Choice of Law.    This Agreement shall be governed by and its provisions construed in accordance with the laws of the State of Delaware without regard to its conflicts of law rules.

        22.    Expenses.    Vistula shall reimburse the Indemnified Party for all costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Indemnified Party in connection with the negotiation of this Agreement and the content and issuance of director's and officer's liability insurance coverage up to a maximum aggregate amount of $10,000.

[Remainder of page intentionally left blank]

        If the foregoing correctly sets forth our understanding, I would appreciate your executing the enclosed counterpart of this Agreement and returning it to me. Upon your signature this letter agreement shall constitute a binding agreement.

Vistula Communications Services, Inc.
By:	/s/ RUPERT GALLIERS-PRATT
Title:	Chairman of the Board, President and Chief Executive Officer
Accepted and agreed to:
/s/ ANTHONY WARRENDER Anthony Warrender

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  Exhibit 10.32
VISTULA COMMUNICATIONS SERVICES, INC.